Exhibit 99.(10)(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus and “Experts” in the Statement of Additional Information and to the use of our reports: (1) dated April 25, 2014, with respect to the financial statements and schedules of Farm Bureau Life Insurance Company, and (2) dated April 25, 2014, with respect to the financial statements of the subaccounts of Farm Bureau Life Annuity Account, included in Post-Effective Amendment No. 19 to the Registration Statement (Form N-4 No. 333-87632) under the Securities Act of 1933, and related Prospectus of Farm Bureau Life Annuity Account (Nonparticipating Variable Annuity Contract).

/s/ Ernst & Young LLP
Des Moines, Iowa
April 25, 2014